Exhibit 23.01

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James E. Smith & Associates hereby consents to the use in the amended registration statement on Form S-1/A by Pegasi Energy Resources Corporation (the “Company”) of information contained in our report, dated February 13, 2015, setting forth the estimates of reserves from the Company’s oil and gas reserves as of December 31, 2014 and 2013.  We further consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ James E. Smith, P.E.

State of Texas No. 24174

Date:  June 22, 2015